Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

April 28, 2006

Contact:

Michael Shaffer

Executive Vice President/Chief Financial Officer

(212) 381-3523

www.pvh.com

Phillips-Van Heusen Corporation

Raises Revenues and Earnings Guidance

New York, New York  -  Phillips-Van Heusen Corporation [NYSE:  PVH] today announced it is raising its first quarter and full year 2006 revenues and earnings guidance.

Revenues

Total revenues for the 2006 first quarter are estimated to be $502 to $503 million, an increase of 6% to 7% over last year.  Total revenues for the full year 2006 are estimated to be in the range of $1.965 to $1.985 billion, an increase of 3% to 4% over last year.

GAAP Earnings Per Share

For the first quarter, GAAP earnings per share is projected to be $0.84 to $0.85 in 2006, which compares with $0.46 in 2005.  For the full year, GAAP earnings per share is projected to be $2.28 to $2.34 in 2006, which compares with $1.85 in 2005.

Non-GAAP Earnings Per Share

For the first quarter, non-GAAP earnings per share (excluding the items listed below) is projected to be $0.72 to $0.73 in 2006.  This is $0.13 ahead of previous guidance and represents a 71% to 74% improvement over 2005 first quarter non-GAAP earnings per share of $0.42, which is presented as if stock options had been expensed ($0.04 per share effect) under the provisions of SFAS 123.  (Please see reconciliation of GAAP to non-GAAP 2006 earnings per share estimates.)

For the full year, non-GAAP earnings per share (excluding the items listed below) is projected to be $2.29 to $2.35 in 2006.  This is $0.13 ahead of previous guidance and represents a 22% to 25% improvement over 2005 non-GAAP earnings per share of $1.88, which is presented as if stock options had been expensed ($0.15 per share effect) under the provisions of SFAS 123, and which excluded the inducement payment and costs of the secondary common stock offering in July 2005. (Please see reconciliation of GAAP to non-GAAP 2005 earnings per share and 2006 earnings per share estimates.)

The Company is raising its estimated earnings per share for the first quarter based on current business trends.  Although the Company has not raised its earnings estimates for the second through fourth quarters, it believes that if the current trends in its business were to continue for the balance of the year, it would also exceed its estimates for those quarters.

For the first quarter,  non-GAAP earnings per share in 2006 excludes (a) the estimated one time pre-tax gain of $31 million associated with the sale by the Company of its minority interests in certain entities that operate various Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) estimated costs resulting from the departure of Mark Weber, the Company’s former Chief Executive Officer; and (c) estimated restructuring costs for closing the Company’s apparel manufacturing facility in Ozark, Alabama.  For the full year, non-GAAP earnings per share in 2006 excludes the foregoing items, as well as the inducement payment and the estimated costs of the secondary common stock offering announced today by the Company.

The Company’s 2006 earnings per share estimates include the impact of expensing stock options as required under the provisions of SFAS 123R, which the Company currently estimates will be $0.02  per share in the first quarter and  $0.10 to $0.11 per share for the full year.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release including, without limitation, statements relating to the Company's future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company's licensors and other factors;  (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth from developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse effect on the acquired entity's or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included below.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliation of GAAP to non-GAAP 2006 Earnings Per Share Estimates

Set forth below is the Company's reconciliation of its 2006 first quarter GAAP diluted earnings per common share estimate to diluted earnings per common share excluding the one time gain, departure and restructuring costs and the Company's reconciliation of its 2006 full year GAAP diluted earnings per common share estimate excluding these items and the inducement and offering costs.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results.  Therefore, the Company believes presenting its results excluding the items listed above for its 2006 first quarter and full year earnings estimates provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise.  The Company uses its results excluding the items listed above to discuss its business with investment institutions, the Company's Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.  The Company is reconciling its 2006 first quarter and full year earnings per share estimates using the point nearest to the midpoint of the range provided.  It is not possible to provide a reconciliation for the entire range without unreasonable effort due to the number of elements which comprise diluted earnings per share.

(In thousands, except per share data)

EPS REC

2006 First Quarter	GAAP		Adjusted
	Earnings	Adjustments	Earnings

Net income	$47,775		$47,775

One time net gain associated with the sale of minority interests in certain entities		$(19,500)	(19,500)

Departure costs associated with Mark Weber, the Company*s former CEO		6,300	6,300

Restructuring costs associated with manufacturing facility closing		6,300	6,300

Net income as adjusted	$47,775	$(6,900)	$40,875

Shares outstanding:
Weighted average common shares outstanding	43,434		43,434
Impact of dilutive stock options and warrants	1,361		1,361
Impact of assumed convertible preferred stock conversion
Impact of preferred stock	11,566		11,566
Total shares outstanding for calculation	56,361		56,361

Diluted earnings per share	$0.85		$0.73

2006 Full Year	GAAP		Adjusted
	Earnings	Adjustments	Earnings

Net income	$138,500		$138,500

One time net gain associated with the sale of minority interests in certain entities		$(19,500)	(19,500)

Departure costs associated with Mark Weber, the Company*s former CEO		6,300	6,300

Restructuring costs associated with manufacturing facility closing		6,300	6,300

Net income as adjusted	138,500	(6,900)	131,600

Less:
Preferred stock dividends	3,230	(3,230)	(1)
Inducement payment and offering costs	11,378	(11,378)	(2)

Net income available to common stockholders
for diluted earnings per share	$123,892	$7,708	$131,600

Shares outstanding:
Weighted average common shares outstanding	52,201		52,201
Impact of dilutive stock options and warrants	1,391		1,391
Impact of assumed convertible preferred stock conversion
Impact of preferred stock		3,146	(3) 3,146
Total shares outstanding for calculation	53,592	3,146	56,738

Diluted earnings per share	$2.31		$2.32

(1)

Elimination of dividends on preferred stock which would not have been included in the EPS computation under the if-converted method if the inducement payment and offering costs had not been incurred.

(2)

Elimination of inducement payment and offering costs associated with converted preferred shares.  The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock converted by the preferred stockholders, or an aggregate of $10,178, and (b) certain costs, totaling $1,200, expected to be incurred by the Company in connection with the secondary common stock offering.

(3)

Additional shares which would have been included in the EPS computation under the if-converted method if the inducement payment and offering costs had not been incurred.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliation of GAAP to non-GAAP 2005 Full Year Earnings Per Share

Set forth below is the Company's reconciliation of its 2005 full year GAAP diluted earnings per common share to: (i) diluted earnings per common share excluding the inducement and offering costs and (ii) diluted earnings per common share excluding the inducement and offering costs and including the impact of expensing stock options.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results.  Therefore, the Company believes presenting its results excluding the inducement and offering costs provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise.  The Company uses its results excluding the inducement and offering costs to discuss its business with investment institutions, the Company's Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.  Further, the Company believes presenting its results excluding the inducement payment and offering costs and including the impact of expensing stock options provides useful information to investors because this allows investors to compare the Company's results for 2005 to its estimates for 2006 which will include the impact of stock option expense, as required by SFAS 123R.

(In thousands, except per share data)

EPS REC(1)

	GAAP		Adjusted
	Earnings	Adjustments	Earnings

Net income	$111,688		$111,688

Less:
Preferred dividends on converted preferred stock	2,051	$(2,051)	(1)
Inducement payment and offering costs	14,205	(14,205)	(2)

Net income available to common stockholders
for diluted earnings per share	$95,432	$16,256	$111,688

Shares outstanding:
Weighted average common shares outstanding	38,297		38,297
Impact of dilutive stock options and warrants	1,832		1,832
Impact of assumed convertible preferred stock conversion	11,566		11,566
Impact of converted preferred stock		3,347	(3) 3,347
Total shares outstanding for calculation	51,695	3,347	55,042

Diluted earnings per share	$1.85		2.03

Per share impact of expensing stock options			(0.15) (4)

Diluted earnings per share as adjusted			$1.88

(1)

Elimination of dividends on preferred stock which would not have been included in the EPS computation under the if-converted method if the inducement payment and offering costs had not been incurred.

(2)

Elimination of inducement payment and offering costs associated with converted preferred shares.  The inducement payment and offering costs include (a) an inducement payment of $1.75 per share of common stock converted by the preferred stockholders, or an aggregate of $12,853, and (b) certain costs, totaling $1,352, incurred by the Company in connection with the secondary common stock offering.

(3)

Additional shares which would have been included in the EPS computation under the if-converted method if the inducement payment and offering costs had not been incurred.

(4)

The adjustment to include the impact of expensing stock options for 2005 is for illustrative purposes only.  The Company did not expense stock options in fiscal 2005.  The Company has implemented the provisions of SFAS 123R beginning in the first quarter of 2006.